Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS DILUTED EPS OF $0.40 FOR FISCAL

THIRD QUARTER ON REVENUE OF $176 MILLION

- Product Sales Revenue Rose 13% on a Quarterly

Sequential Basis, Driven by Sales of 5,993 New Units -

- Operating Margin Improves to 18% on a Quarterly Sequential Basis

Reflecting Operating Leverage from Higher Revenue and Improved Operational

Execution that Drove a 170-Basis-Point Improvement in Product Sales Gross Margin to 52% -

- Gaming Operations Installed Participation Base Increased by 107 Units and

Average Revenue per Day Increased to $68.06 on a Quarterly Sequential Basis -

Waukegan, Ill. – April 30, 2012—WMS Industries Inc. (NYSE:WMS) today reported revenue of $176.0 million and net income of $22.1 million, or $0.40 per diluted share, for the quarter ended March 31, 2012, compared to revenue of $192.7 million and net income of $24.2 million, or $0.41 per diluted share, in the March 2011 quarter. The March 2012 quarter results demonstrate quarterly sequential growth compared to revenues of $162.2 million and diluted earnings per share of $0.29 in the December 2011 quarter, which included a $0.02 per diluted share benefit from litigation settlement.

Recent Highlights:

•

First two jurisdictional approvals received in the March quarter for the new CLUE™ wide area progressive participation game and several other anticipated participation products, as well as additional jurisdictional approvals for earlier participation products including the Epic MONOPOLY™ theme. As a result, the quarter-end participation installed base increased 107 units on a quarterly sequential basis and average revenue per day grew modestly to $68.06, compared to the December 2011 quarter.

•

Initial regulatory approvals for more new for-sale games in the March 2012 quarter, with more than 90% of these games having new, distinct math models. New game approvals and additional jurisdictional approvals for earlier for-sale games are helping drive improvement in new unit sales, particularly in game conversion revenue with more than 3,900 and 14,400 kits sold in the March 2012 quarter and first nine months of fiscal 2012, respectively, compared to 2,200 and 6,000 kits in the comparable prior-year periods.

•

Launched new Bluebird®2e gaming cabinet with emotive lighting as an enhancement to the original Bluebird2 gaming cabinet, and approximately 26% of new unit sales in the quarter were Bluebird2e cabinets.

•

WMS’ networked gaming products installed on approximately 1,280 gaming machines at 64 casino properties in North America, Europe, Asia, Africa and Latin America, including the first cloud-based application of Remote Configuration and Download functionality for WAGE-NET® system by a European multi-site casino operator.

•	Signed agreement with Group Partouche to provide Business-to-Business managed services for online gaming in Belgium using WMS’ Jackpotparty.com platform.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 2

“WMS’ quarterly sequential improvements in new unit shipments, installed participation base, total revenues, gross profit margin, operating margin and diluted earnings per share reflect ongoing progress from our product and organizational realignment initiatives implemented earlier in fiscal 2012 and ongoing cost containment initiatives, which in aggregate resulted in $23.6 million of lower R&D and selling and administrative expenses year-to-date over the comparable prior-year period,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Our product realignment efforts are focused on addressing customers’ near-term demand for player-appealing, high-earning new products and, importantly, the flow of new product development, regulatory approvals and commercialization has returned to normal historic rates. We are executing in-line with our plan and are driving significant improvement across the company.”

Gamache added, “We now have open orders for more than 2,000 units of our latest engaging participation products, including the CLUE and EPIC MONOPOLY games, two new games for our popular THE LORD OF THE RINGS™ series and a new THE WIZARD OF OZ™ game, which received initial approval at the end of the March quarter, earlier than anticipated. Our solid open orders, coupled with the expected initial jurisdictional approvals in the June 2012 quarter for the Aladdin and the Magic Quest™, Monster Jackpots™ and GONE WITH THE WIND™ games and several other participation games, are expected to further increase our gaming operations installed base and contribute to ongoing quarterly sequential revenue per day growth in the June quarter. In addition, we expect to achieve another quarter of sequential growth in new unit shipments in product sales in the June 2012 quarter.

“The success of our newest for-sale and participation games highlights the commitment of our worldwide team to deliver advanced and engaging gaming content and to support these products with best-in-class customer service. Having a normal flow of new product introductions, stabilizing our participation footprint and growing our product sales gross margin are key milestones, but we continue to identify further improvements in product development and operational excellence which are expected to benefit our customers and WMS in coming quarters,” concluded Gamache.

Fiscal 2012 Third Quarter Financial Review

The following table summarizes key components related to revenue generation for the three and nine months ended March 31, 2012 and 2011 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Product Sales Revenues:
New unit sales revenues	$91.4	$99.9	$235.4	$292.9
Other product sales revenues	19.2	20.3	59.8	65.7

Total product sales revenues	$110.6	$120.2	$295.2	$358.6

New units on which revenue was recognized	5,993	6,058	14,757	17,706
Average sales price per new unit	$15,233	$16,492	$15,950	$16,541

Gross profit on product sales revenues (1)	$57.3	$58.4	$150.4	$176.6
Gross margin on product sales revenues (1)	51.8%	48.6%	50.9%	49.2%

Financial Table continued on next page

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 3

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Gaming Operations Revenues:
Participation revenues	$56.4	$68.7	$178.1	$211.0
Other gaming operations revenues	9.0	3.8	20.5	10.5

Total gaming operations revenues	$65.4	$72.5	$198.6	$221.5

Installed participation units at period end, with lease payments based on:
Percentage of coin-in	3,697	3,829	3,697	3,829
Percentage of net win	2,703	3,107	2,703	3,107
Daily lease rate (2)	2,989	3,066	2,989	3,066

Total installed participation units at period end	9,389	10,002	9,389	10,002

Average installed participation units	9,115	10,021	9,364	10,184
Average revenue per day per participation unit	$68.06	$76.14	$69.18	$75.65
Gross profit on gaming operations revenues (1)	$52.8	$58.6	$157.3	$177.5
Gross margin on gaming operations revenues (1)	80.7%	80.8%	79.2%	80.1%
Total revenues	$176.0	$192.7	$493.8	$580.1

Total gross profit (1)	$110.1	$117.0	$307.7	$354.1

Total gross margin (1)	62.6%	60.7%	62.3%	61.0%

(1)	As used herein, gross profit and gross margin do not include depreciation, amortization and distribution expenses.
(2)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

Total product sales revenues for the March 2012 quarter were $110.6 million compared to $120.2 million in the year-ago period and increased $13.1 million, or 13%, on a quarterly sequential basis. Revenue was recognized on 5,993 new gaming machines in the March quarter, including 759 units that shipped in the December 2011 quarter on which WMS had not previously recognized revenue. WMS recorded revenue for 4,598 new units shipped to customers in the U.S. and Canada, an increase of 878 units over the prior-year period, with replacement units comprising just over 2,800 units of the total, up 600 units on a quarterly sequential basis and a modest decline compared to approximately 3,000 replacement units shipped a year ago. New gaming machine sales for new casino openings and expansions in the U.S. and Canada totaled approximately 1,800 units compared to approximately 700 units in the prior-year quarter. WMS shipped 1,395 new units to international customers, or 23% of total global new unit shipments, in the March 2012 quarter compared with 2,338 units, or 39% of total global new unit shipments, in the year-ago period. The decline primarily reflects lower shipments to customers in Europe, Mexico and Australia.

The average sales price for new units declined on a year-over-year basis to $15,233 primarily reflecting product mix as WMS shipped a greater percentage of lower-priced video lottery terminals (VLTs), the impact from a higher discount related to larger-volume orders and a lower number of premium games in the quarter compared with the same period a year ago, coupled with the impact of the competitive marketplace. WMS’ Bluebird xD units represented 24% of total global new unit shipments and the new Bluebird2e cabinet with emotive lighting, an enhancement to the original Bluebird2 cabinet, launched in the March 2012 quarter represented approximately 26% of new unit sales.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 4

Other product sales revenue declined by $1.1 million year over year to $19.2 million, reflecting lower revenue from sales of parts and used gaming machines, partially offset by higher conversion kit revenue. Approximately 1,300 used gaming machines were sold in the March 2012 quarter, at lower average selling prices, compared with approximately 2,500 used units in the prior-year quarter. Revenue was recognized on more than 3,900 conversion kits in the March 2012 quarter compared to approximately 2,200 conversion kits a year ago.

Gaming operations revenues of $65.4 million in the March 2012 quarter compare with $72.5 million in the year-ago period and $64.7 million in the December 2011 quarter. The quarter-end installed participation base increased by 107 units on a quarterly sequential basis to 9,389 gaming machines at March 31, 2012, the first sequential improvement in the installed base in the last seven quarters, and compares to an installed participation base of 10,002 units at March 31, 2011. The average installed participation base for the March 2012 quarter was 9,115 units compared to an average installed base of 10,021 units in the year-ago period. Average revenue per day increased in the quarter to $68.06 compared to $67.62 in December 2011 quarter and declined from $76.14 in the year-ago period. The year-over-year declines in the average and period-end installed base and average revenue per day primarily reflect the previously noted impact from delays in approvals of new participation products, which have recently eased.

With the increased flow of approvals for new participation products over the last six months, WMS is has more actively refreshed its participation footprint. With the existing open orders and the expected commercialization of additional new participation products in the June quarter, WMS expects to achieve quarterly sequential growth in its installed participation base and average revenue per day in the June 2012 quarter.

Other gaming operations revenue increased $2.7 million on a quarterly sequential basis and $5.2 million over the year-ago period, primarily reflecting higher royalties from licensing proprietary intellectual property and technologies, continued growth in the United Kingdom online gaming business and incremental revenue from networked gaming solutions.

Total gross profit, excluding depreciation, amortization and distribution expense as used herein, was $110.1 million for the March 2012 quarter compared to $117.0 million in the year-ago period. Total gross margin improved to 62.6% compared to 60.7% in the year-ago period. Product sales gross margin rose 320 basis points over the 48.6% achieved in the prior-year quarter and increased 170 basis points on a quarterly sequential basis to 51.8% in the March 2012 quarter compared to 50.1% in the December 2011 quarter, reflecting ongoing cost reduction efforts and the mix of business in the quarter, partially offset by the impact of a lower average selling price. The gross margin benefit from higher-margin conversion kit revenue was partially offset by lower parts sales and the lower margin on used gaming machine sales. Gaming operations gross margin was essentially flat at 80.7% in the March 2012 quarter compared with 80.8% in the year-ago quarter.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 5

The following table summarizes key components of operating expenses and operating income for the three and nine months ended March 31, 2012 and 2011 ($ in millions):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Operating Expenses
Research and development	$22.1	$27.7	$70.2	$86.5
As a percentage of revenues	12.6%	14.4%	14.2%	14.9%
Selling and administrative	33.7	36.1	105.2	112.5
As a percentage of revenues	19.1%	18.7%	21.3%	19.4%
Impairment and restructuring charges	—	—	9.7	3.8
As a percentage of revenues	—	—	2.0%	0.7%
Depreciation and amortization	23.1	18.4	66.9	50.5
As a percentage of revenues	13.1%	9.5%	13.5%	8.7%

Total operating expenses	$78.9	$82.2	$252.0	$253.3

Operating expenses as a percentage of revenues	44.8%	42.6%	51.0%	43.7%
Operating income	$31.2	$34.8	$55.7	$100.8

Operating margin	17.7%	18.1%	11.3%	17.4%

For the three months ended March 31, 2012, total research and development and selling and administrative expenses were $8.0 million lower than the year-ago period and for the nine months then ended were down $23.6 million from the comparable prior year period.

Research and development expenses in the March 2012 quarter declined $5.6 million on a year-over-year basis and declined $1.6 million on a quarterly sequential basis to $22.1 million. Consistent with the organizational changes announced in August 2011, the Company continues to prioritize development initiatives aimed at improving the ratable commercialization of new core products with a focus on near-term revenue opportunities as well as for the continued support of attractive long-term growth opportunities such as portal applications for networked gaming, WMS’ award-winning Player’s Life® Web Services and online gaming, including social and casual gaming.

Selling and administrative expenses in the March 2012 quarter were $33.7 million; $2.4 million lower than the year-ago period, primarily reflecting a decline in payroll-related expenses. On a quarterly sequential basis, selling and administrative costs increased $0.5 million primarily reflecting higher variable costs associated with higher overall revenues.

Depreciation and amortization expense was $23.1 million in the March 2012 quarter compared with $18.4 million in the year-ago quarter and rose on a quarterly sequential basis from $21.2 million in the December 2011 quarter, primarily reflecting the Company’s continued investment in gaming operations equipment for transitioning its installed base of participation units to Bluebird2 and Bluebird xD cabinets, and amortization related to the Company’s investment in the development of its WAGE-NET networked gaming system and online gaming system following initial commercialization during the June 2011 and December 2010 quarters, respectively.

Interest income and other income and expense, net was $2.6 million in the March 2011 quarter compared with $2.7 million in the year-ago quarter, primarily reflecting the interest income earned on long-term receivables in both periods.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 6

The effective tax rate for the March 2012 quarter was 34%, which was slightly below the 35% effective rate of a year ago, reflective of discrete tax items realized during the quarter.

Cash flow provided by operating activities for the nine months ended March 31, 2012, increased to $106.6 million from $100.7 million in the comparable nine-month period a year ago. The increase primarily reflects a substantially smaller rise in operating assets and liabilities along with higher depreciation and amortization and other non-cash items, partially offset by the impact of lower net income, less favorable tax-related items, and a decrease in share-based compensation expense. Total receivables, net were $359.4 million at March 31, 2012, compared with $366.2 million at June 30, 2011. Long-term notes receivable, net were $96.4 million at March 31, 2012, compared with $81.6 million at June 30, 2011, largely reflecting higher sales during the past twelve months into markets that historically depend upon extended financing terms. Inventory was $60.2 million, which was $6.9 lower than at June 30, 2011, primarily reflecting operational improvements and lower finished goods inventory. Total current liabilities at March 31, 2012, were down $23.7 million from June 30, 2011, primarily due to higher payments for income taxes and the timing on payments of accounts payable.

Net cash used in investing activities for the nine months ended March 31, 2012, was $115.3 million compared to $106.1 million in the year-ago period reflecting the $9.8 million increase in capital deployed for additions to gaming operations equipment and $5.9 million associated with higher property, plant and equipment expenditures, partially offset by a $6.5 million decrease in capital deployed to acquire or license intangible and other non-current assets. While the Company expects higher capital spending again in the June 2012 quarter, it is expected to begin to decline in fiscal 2013 as two capital projects will be completed during the coming months. Net cash used in financing activities decreased to $6.5 million compared to $61.7 million in the prior year, primarily due to $35.0 million in proceeds from borrowings under the Company’s line of credit and lower stock repurchase activity in the nine months ended March 31, 2012, compared to the comparable 2011 period, partially offset by lower cash received and tax benefits from stock option activity.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule near the end of this release), was $65.3 million in the March 2012 quarter compared with $68.1 million in the prior-year period and $57.7 million in the December 2011 quarter. The adjusted EBITDA margin for the March 2012 quarter increased to 37.1% compared to 35.3% in the year-ago period and 35.6% in the December 2011 quarter.

Total cash, cash equivalents and restricted cash was $87.6 million at March 31, 2012, a quarterly sequential decrease of $5.2 million, primarily reflecting $4.8 million of cash used for share repurchases during the quarter.

Share Repurchase Program Update

During the three months ended March 31, 2012, the Company purchased 261,349 shares of its common stock for $6.1 million, including $1.3 million purchased prior to but settled after March 31, 2012, pursuant to its share repurchase authorization. During the nine months ended March 31, 2012, WMS repurchased 2.1 million shares, or 4% of its outstanding shares at June 30, 2011, for an aggregate $43.2 million. Reflecting $144.7 million in share repurchases over the last seven quarters, $155.3 million remains available on WMS’ repurchase authorization. At March 31, 2012, WMS had 55.1 million shares outstanding and 4.6 million shares in the Company’s treasury.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 7

Fiscal 2012 Fourth Quarter and Fiscal Year 2013 Outlook

Reflecting ongoing progress in obtaining approvals for new for-sale and participation products, favorable customer response to new products and continuing benefits from organizational, operational and cost containment initiatives, WMS expects quarterly sequential growth in revenue and operating margin in the June 2012 quarter. The Company expects revenues in the June 2012 quarter to be modestly lower than the June 2011 quarter, while operating margin is expected to improve on a year-over-year basis (adjusting out the net restructuring, impairment and other charges in the prior year period). The Company does not expect revenue in fiscal 2012 from the opening of the Illinois VLT market or from the VLT market in Italy. WMS believes that the challenged economic and industry environment will continue resulting in only limited improvement in the industry replacement cycle in calendar 2012. In fiscal 2013, the Company expects to benefit from further new unit shipments for casino openings, including two additional casino openings in Ohio; but a bigger portion of new unit shipments are expected to be to VLT markets in Illinois and Ohio, and replacement VLT shipments to Canadian provincial VLT operators.

WMS Industries is hosting a conference call and webcast at 4:30 PM ET today, Monday, April 30, 2012. The conference call numbers are 212/231-2900 or 415/226-5355. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

About WMS

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. The Company’s interactive gaming operations develop and market products and solutions that address global online, social, casual and mobile gaming opportunities. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

Product names mentioned in this release are trademarks of WMS, except for the following:

CLUE and MONOPOLY are trademarks of Hasbro. Used with permission. ©2012 Hasbro. All rights reserved.

GONE WITH THE WIND, its characters and elements are trademarks of Turner Entertainment Co. & The Stephens Mitchell Trusts. © Turner Entertainment Co. (s12)

THE LORD OF THE RINGS © 2012 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s12) Judy Garland as Dorothy from THE WIZARD OF OZ. (s12)

THE UNIVERSAL STUDIOS MONSTERS are trademarks and copyrights of Universal Studios. Licensed by Universal Studios Licensing LLC. All rights reserved.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 8

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including, but not limited to, the statements set forth under the caption “Fiscal 2012 Fourth Quarter and Fiscal Year 2013 Outlook.” Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (7) future costs relating to our planned restructuring and other charges that may be higher than currently estimated, including additional charges related to actions at a later time not presently contemplated; (8) ability to realize in full, or part, the anticipated savings and expense reductions from restructuring and lower staffing; (9) adverse affects on product development, innovation and the ability to retain and attract key personnel following the restructuring and reorganization actions; (10) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (11) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (12) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (13) a failure to obtain and maintain our gaming licenses and regulatory approvals; (14) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (15) a software anomaly or fraudulent manipulation of our gaming machines and software; (16) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (17) an infringement claim seeking to restrict our use of material technologies; (18) risks of doing business in international markets, including political and economic instability, terrorist activity and foreign currency fluctuations; and (19) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2011, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	J C I R
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended March 31, 2012 and 2011

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
REVENUES:
Product sales	$110.6	$120.2	$295.2	$358.6
Gaming operations	65.4	72.5	198.6	221.5

Total revenues	176.0	192.7	493.8	580.1

COSTS AND EXPENSES:
Cost of product sales (1)	53.3	61.8	144.8	182.0
Cost of gaming operations (1)	12.6	13.9	41.3	44.0
Research and development	22.1	27.7	70.2	86.5
Selling and administrative	33.7	36.1	105.2	112.5
Impairment and restructuring charges	—	—	9.7	3.8
Depreciation and amortization (1)	23.1	18.4	66.9	50.5

Total costs and expenses	144.8	157.9	438.1	479.3

OPERATING INCOME	31.2	34.8	55.7	100.8

Interest expense	(0.4)	(0.3)	(1.2)	(0.9)
Interest income and other income and expense, net	2.6	2.7	9.5	6.6

Income before income taxes	33.4	37.2	64.0	106.5
Provision for income taxes	11.3	13.0	22.0	35.8

NET INCOME	$22.1	$24.2	$42.0	$70.7

Earnings per share:
Basic	$0.40	$0.42	$0.75	$1.22

Diluted	$0.40	$0.41	$0.75	$1.19

Weighted-average common shares:
Basic common stock outstanding	55.2	57.6	55.7	57.9

Diluted common stock and common stock equivalents	55.5	58.9	56.0	59.3

(1)	Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:

Cost of product sales	$1.5	$1.2	$4.3	$3.6
Cost of gaming operations	$14.6	$10.7	$41.8	$29.4

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2012 and June 30, 2011

(in millions of U.S. dollars and millions of shares)

	March 31, 2012	June 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74.5	$90.7
Restricted cash and cash equivalents	13.1	14.3

Total cash, cash equivalents and restricted cash	87.6	105.0
Accounts and notes receivable, net of allowances of $7.1 and $5.5, respectively	263.0	284.6
Inventories	60.2	67.1
Other current assets	38.3	40.8

Total current assets	449.1	497.5

NON-CURRENT ASSETS:
Long-term notes receivable, net	96.4	81.6
Gaming operations equipment, net of accumulated depreciation and amortization of $217.7 and $270.5, respectively	107.4	86.8
Property, plant and equipment, net of accumulated depreciation and amortization of $134.6 and $115.7, respectively	200.4	171.5
Intangible assets, net	147.6	153.9
Deferred income tax assets	48.1	43.1
Other assets, net	19.3	11.9

Total non-current assets	619.2	548.8

TOTAL ASSETS	$1,068.3	$1,046.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$57.1	$66.2
Accrued compensation and related benefits	8.2	12.3
Other accrued liabilities	63.4	73.9

Total current liabilities	128.7	152.4

NON-CURRENT LIABILITIES:
Long-term debt	35.0	—
Deferred income tax liabilities	26.7	23.9
Other non-current liabilities	13.5	14.1

Total non-current liabilities	75.2	38.0

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	440.9	437.9
Treasury stock, at cost (4.6 and 2.9 shares, respectively)	(138.1)	(104.9)
Retained earnings	532.8	490.0
Accumulated other comprehensive income (loss)	(1.0)	3.1

Total stockholders’ equity	864.4	855.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,068.3	$1,046.3

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended March 31, 2012 and 2011

(in millions of U.S. dollars)

(unaudited)

	Nine Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42.0	$70.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	56.8	50.5
Amortization of intangible and other non-current assets	20.4	13.9
Share-based compensation	11.5	15.2
Other non-cash items	11.9	8.6
Deferred income taxes	(2.9)	9.5
Tax benefit from exercise of stock options	(0.2)	(6.8)
Change in operating assets and liabilities	(32.9)	(60.9)

Net cash provided by operating activities	106.6	100.7

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(58.1)	(48.3)
Additions to property, plant and equipment	(47.9)	(42.0)
Payments to acquire or license intangible and other non-current assets	(9.3)	(15.8)

Net cash used in investing activities	(115.3)	(106.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(41.9)	(80.0)
Proceeds from borrowings under revolving credit facility	35.0	—
Debt issuance costs	(2.5)	—
Cash received from exercise of stock options	2.7	11.5
Tax benefit from exercise of stock options	0.2	6.8

Net cash used in financing activities	(6.5)	(61.7)

Effect of Exchange Rates on Cash and Cash Equivalents	(1.0)	0.8

DECREASE IN CASH AND CASH EQUIVALENTS	(16.2)	(66.3)
CASH AND CASH EQUIVALENTS, beginning of period	90.7	166.7

CASH AND CASH EQUIVALENTS, end of period	$74.5	$100.4

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net income	$22.1	$24.2	$42.0	$70.7

Basic weighted average common shares outstanding	55.2	57.6	55.7	57.9
Dilutive effect of stock options	0.2	0.9	0.2	1.0
Dilutive effect of restricted common stock and warrants	0.1	0.4	0.1	0.4

Diluted weighted average common stock and common stock equivalents	55.5	58.9	56.0	59.3

Basic earnings per share of common stock	$0.40	$0.42	$0.75	$1.22

Diluted earnings per share of common stock and common stock equivalents	$0.40	$0.41	$0.75	$1.19

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net income	$22.1	$24.2	$42.0	$70.7

Net income	$22.1	$24.2	$42.0	$70.7
Depreciation	19.7	18.4	56.8	50.5
Amortization of intangible and other non-current assets	6.2	4.0	20.4	13.9
Provision for income taxes	11.3	13.0	22.0	35.8
Interest expense	0.4	0.3	1.2	0.9
Share-based compensation	3.9	4.6	11.5	15.2
Other non-cash items	1.7	3.6	11.9	8.6

Adjusted EBITDA	$65.3	$68.1	$165.8	$195.6

Adjusted EBITDA margin	37.1%	35.3%	33.6%	33.7%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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WMS Reports Fiscal Third Quarter Results, 4/30/2012	page 13

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Net Charges (Credits)

For the Three and Nine Months Ended March 31, 2012 and 2011

(in millions of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2012	2012	2011	2011	2012	2012	2011	2011
DESCRIPTION OF NET CHARGES (CREDITS)	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share
IMPAIRMENT AND RESTRUCTURING CHARGES
Non-cash Charges
Impairment of property, plant and equipment	$—	$—	$—	$—	$0.6	$0.01	$2.4	$0.03

Cash Charges
Restructuring charges	—	—	—	—	9.1	0.11	1.4	0.01

Total Impairment and Restructuring Charges	—	—	—	—	$9.7	0.12	3.8	0.04

OTHER CHARGES
Non-cash charges to write-down Mexican customer receivables (recorded in selling and administrative expenses)	—	—	—	—	4.3	0.05	—	—

TOTAL IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES	$—	$—	$—	$—	$14.0	$0.17	$3.8	$0.04

CASH BENEFITS:

Proceeds from litigation settlement (recorded in interest income and other income and expense, net)	—	—	—	—	$(2.1)	$(0.02)	—	—
Prior period impact from retroactive reinstatement of the Federal research and development tax credit (recorded in provision for income taxes)	—	—	—	—	—	—	—	(0.02)

TOTAL CASH BENEFITS	$—	$—	$—	$—	$(2.1)	$(0.02)	—	$(0.02)

TOTAL NET CHARGES (CREDITS)	$—	$—	$—	$—	$11.9	$0.15	$3.8	$0.02

The nine-month period ended March 31, 2012, includes $14.0 million of pre-tax charges, or $0.17 per diluted share, principally recorded in the September 2011 quarter, which includes $9.7 million pre-tax of impairment and restructuring charges, including $5.9 million pre-tax of separation-related costs and $3.8 million pre-tax of costs related to the decision to close two facilities; and $4.3 million pre-tax, or $0.05 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico. This nine-month period also includes a pre-tax cash benefit of $2.1 million from litigation settlement recorded in the December 2011 period.

The nine-month period ended March 31, 2011, includes $3.8 million of pre-tax impairment and restructuring charges, or $0.04 per diluted share, that had been recorded in the September 2010 quarter and previously included in selling and administrative expense, which includes $2.4 million pre-tax of asset impairment charges and $1.4 million pre-tax of separation-related restructuring charges related to closing WMS’ main facility in the Netherlands. This nine-month period also includes a $0.02 per diluted share benefit recorded in income taxes related to the period January 1, 2010 through September 30, 2010 from the retroactive reinstatement of the Federal research and development tax credit.

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